Exhibit 99.1

Natera Announces Preliminary Fourth Quarter and Full-Year Results for 2024

2024 revenues are expected to increase by approximately 56% compared to 2023, which is approximately $53 million above top end of financial outlook

Additional business updates to be presented by Natera at the 43rd Annual J.P. Morgan Healthcare Conference on January 15, 2025

AUSTIN, Texas, January 12, 2025 — Natera, Inc. (NASDAQ: NTRA), a global leader in cell-free DNA and genetic testing, today released preliminary unaudited results for the fourth quarter and full year ended December 31, 2024. The Company expects the following:

●	Total revenues of approximately $472 million in the fourth quarter of 2024 compared to $311 million in the fourth quarter of 2023, an increase of approximately 52%.

●	Total revenues of approximately $1.7 billion in the full year 2024 compared to $1.1 billion in the full year 2023, an increase of approximately 56%.

●	Approximately 792,800 tests were processed in the fourth quarter of 2024 compared to 626,800 tests in the fourth quarter of 2023, an increase of 26.5%. This includes a record quarter for the Company’s three flagship products: PanoramaTM, ProsperaTM and SignateraTM.

●	Approximately 3,064,600 tests were processed in the full year 2024 compared to 2,496,100 tests in the full year 2023, an increase of 22.8%.

●	Approximately 150,800 oncology tests, including approximately 144,500 clinical oncology tests, were processed in the fourth quarter of 2024 compared to 97,500 oncology tests, including 90,500 clinical oncology tests, in the fourth quarter of 2023, an increase of 54.7%. Sequentially, clinical oncology tests increased by approximately 14,800 tests in the fourth quarter of 2024 over the third quarter of 2024.

●	Approximately 528,200 oncology tests, including approximately 498,300 clinical oncology tests, were processed in the full year 2024 compared to 341,000 oncology tests, including 305,400 clinical oncology tests, in the full year 2023, an increase of 54.9%.

●	The Company achieved positive cash inflows of approximately $45.8 million in the fourth quarter of 2024 compared to cash outflows of $60.8 million in the fourth quarter of 2023[1,2].

●	The Company achieved positive cash inflows of approximately $86.3 million in the full year 2024 compared to cash outflows of $267.1 million in 2023[1,2].

1 Non-GAAP cash inflow for the quarter and year ended December 31, 2024 are estimated based on estimated unaudited GAAP Statement of Cash Flows amounts including net cash from operating activities, net cash from financing activities, and net cash from investing activities excluding amounts related to short term investments.

2 Non-GAAP cash outflow of $60.8 million for the quarter ended December 31, 2023 are derived from GAAP Statement of Cash Flows amounts including $58.1 million net cash from operating activities, $9.5 million net cash from investing activities excluding amounts related to short term investments offset by $6.8 million net cash from financing activities.

Non-GAAP cash outflow of $267.1 million for the year ended December 31, 2023 are derived from GAAP Statement of Cash Flows amounts including $246.9 million net cash from operating activities, $39.2 million net cash from investing activities excluding amounts related to short term investments, offset by $19.0 million net cash from financing activities excluding $235.4 million cash inflows from the September 2023 public offering.

Management uses non-GAAP cash flow as an indicator of the Company’s operational cash generating capabilities.

These results will be included in a presentation at the 43rd Annual J.P. Morgan Healthcare Conference on Wednesday, January 15, 2025, at 9:00 am PT, and also posted to the investor relations section of the Natera website at www.investor.natera.com. Natera will also present additional business updates at the J.P. Morgan conference.

Natera plans to release its complete fourth quarter and full year 2024 financial results during its earnings call in February 2025.

About Natera

Natera™ is a global leader in cell-free DNA and genetic testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and inform earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 250 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas, and San Carlos, California. For more information, visit www.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including our preliminary operational and financial results for the fourth quarter and fiscal year ended December 31, 2024. The preliminary operational and financial results for the fourth quarter and fiscal year ended December 31, 2024 have not been audited by our independent registered public accounting firm and are based on management’s initial review of our operations and results for the completed fiscal year. These preliminary operational and financial results are subject to revision based upon our year-end closing procedures, final adjustments and the audit to be conducted by our independent registered public accounting firm. As a result, our actual operational and financial results may differ materially from these preliminary results. In addition, these preliminary operational and financial results are not a comprehensive statement of our operational and financial results for the fourth quarter and for fiscal 2024, and should not be viewed as a substitute for full, audited financial statements prepared in accordance with generally accepted accounting principles. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

Our forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: our preliminary operational and financial results for the fourth quarter and for fiscal 2024 are subject to material changes and adjustments as noted above; we face numerous uncertainties and challenges in achieving our financial projections and goals; we have incurred net losses since our inception and we anticipate that we will continue to incur net losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate. Additional risks and uncertainties that could affect our financial results are discussed in greater detail in the sections titled "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available at www.investor.natera.com and on the SEC’s website at www.sec.gov.

Contacts

Investor Relations: Mike Brophy, CFO, Natera, Inc., 650-249-9090, investor@natera.com

Media: Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com